Exhibit 99.2

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

(in millions, except share data)	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Cash and due from banks	$986	$850
Interest-bearing deposits with banks	4,053	5,954
Other short-term investments	325	375
Investment securities available-for-sale	14,816	15,045
Commercial loans	26,755	26,492
Real estate construction loans	2,849	3,680
Commercial mortgage loans	15,190	14,493
Lease financing	782	722
International loans	1,116	952
Residential mortgage loans	1,938	1,929
Consumer loans	2,256	2,271

Total loans	50,886	50,539
Allowance for loan losses	(686)	(690)

Net loans	50,200	49,849
Premises and equipment	432	473
Accrued income and other assets	6,564	6,751

Total assets	$77,376	$79,297

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$22,581	$24,425
Money market and interest-bearing checking deposits	33,839	32,714
Savings deposits	2,014	2,138
Customer certificates of deposit	3,424	3,450
Other time deposits	707	1,052
Foreign office time deposits	31	32

Total interest-bearing deposits	40,015	39,386

Total deposits	62,596	63,811
Accrued expenses and other liabilities	1,929	2,270
Medium- and long-term debt	5,422	6,673

Total liabilities	69,947	72,754
Preferred stock - no par value:
Authorized - 10,000,000 shares
Issued and outstanding - 400,000 shares at 9/30/2025 and 4,000 shares at 12/31/2024	392	394
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141
Capital surplus	2,197	2,218
Accumulated other comprehensive loss	(2,261)	(3,161)
Retained earnings	12,268	12,017
Less cost of common stock in treasury - 100,575,744 shares at 9/30/2025 and 96,755,368 shares at 12/3 1 /2024	(6,308)	(6,066)

Total shareholders’ equity	7,429	6,543

Total liabilities and shareholders’ equity	$77,376	$79,297

See notes to consolidated financial statements (unaudited).

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2025	2024	2025	2024
INTEREST INCOME
Interest and fees on loans	$779	$798	$2,309	$2,409
Interest on investment securities	105	99	321	302
Interest on short-term investments	62	85	171	261

Total interest income	946	982	2,801	2,972
INTEREST EXPENSE
Interest on deposits	280	330	788	952
Interest on short-term borrowings	11	1	28	47
Interest on medium- and long-term debt	81	117	261	358

Total interest expense	372	448	1,077	1,357

Net interest income	574	534	1,724	1,615
Provision for credit losses	22	14	86	28

Net interest income after provision for credit losses	552	520	1,638	1,587
NONINTEREST INCOME
Card fees	57	64	175	194
Fiduciary income	51	57	160	166
Service charges on deposit accounts	47	46	140	137
Capital markets income	37	39	110	106
Commercial lending fees	17	17	50	50
Brokerage fees	14	13	42	37
Bank-owned life insurance	13	12	31	33
Letter of credit fees	10	10	31	30
Risk management hedging income (loss)	4	7	16	(1)
Other noninterest income	14	12	37	52

Total noninterest income	264	277	792	804
NONINTEREST EXPENSES
Salaries and benefits expense	353	335	1,079	1,006
Outside processing fee expense	69	69	200	205
Software expense	50	46	146	135
Occupancy expense	48	46	140	134
Equipment expense	13	13	39	38
FDIC insurance expense	10	11	35	66
Advertising expense	10	10	29	30
Other noninterest expenses	36	32	66	106

Total noninterest expenses	589	562	1,734	1,720

Income before income taxes	227	235	696	671
Provision for income taxes	51	51	149	143

NET INCOME	176	184	547	528
Less:
Income allocated to participating securities	1	1	3	3
Preferred stock dividends and other	—	6	17	17

Net income attributable to common shares	$175	$177	$527	$508

Earnings per common share:
Basic	$1.36	$1.34	$4.05	$3.83
Diluted	1.35	1.33	4.01	3.80
Comprehensive income	414	1,292	1,447	1,221
Cash dividends declared on common stock	91	94	277	283
Cash dividends declared per common share	0.71	0.71	2.13	2.13

See notes to consolidated financial statements (unaudited)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

		Common Stock
(in millions, except per share data)	Nonredeemable Preferred Stock	Shares Outstanding	Amount	Capital Surplus	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
BALANCE AT JUNE 30, 2024	$394	132.6	$1,141	$2,210	$(3,463)	$11,867	$(5,988)	$6,161
Net income	—	—	—	—	—	184	—	184
Other comprehensive income, net of tax	—	—	—	—	1,108	—	—	1,108
Cash dividends declared on common stock ($0.71 per share)	—	—	—	—	—	(94)	—	(94)
Cash dividends declared on preferred stock	—	—	—	—	—	(6)	—	(6)
Net issuance of common stock under employee stock plans	—	0.1	—	(2)	—	(2)	8	4
Share-based compensation	—	—	—	9	—	—	—	9

BALANCE AT SEPTEMBER 30, 2024	$394	132.7	$1,141	$2,217	$(2,355)	$11,949	$(5,980)	$7,366

BALANCE AT JUNE 30, 2025	$—	129.7	$1,141	$2,199	$(2,499)	$12,185	$(6,166)	$6,860
Net income	—	—	—	—	—	176	—	176
Other comprehensive income, net of tax	—	—	—	—	238	—	—	238
Cash dividends declared on common stock ($0.71 per share)	—	—	—	—	—	(91)	—	(91)
Purchase of common stock	—	(2.2)	—	(1)	—	—	(150)	(151)
Issuance of preferred stock	392	—	—	—	—	—	—	392
Net issuance of common stock under employee stock plans	—	0.1	—	(2)	—	(2)	8	4
Share-based compensation	—	—	—	1	—	—	—	1

BALANCE AT SEPTEMBER 30, 2025	$392	127.6	$1,141	$2,197	$(2,261)	$12,268	$(6,308)	$7,429

BALANCE AT DECEMBER 31, 2023	$394	131.9	$1,141	$2,224	$(3,048)	$11,727	$(6,032)	$6,406
Cumulative effect of change in accounting principle (a)	—	—	—	—	—	(4)	—	(4)
Net income	—	—	—	—	—	528	—	528
Other comprehensive income, net of tax	—	—	—	—	693	—	—	693
Cash dividends declared on common stock ($2.13 per share)	—	—	—	—	—	(283)	—	(283)
Cash dividends declared on preferred stock	—	—	—	—	—	(17)	—	(17)
Net issuance of common stock under employee stock plans	—	0.8	—	(52)	—	(2)	52	(2)
Share-based compensation	—	—	—	45	—	—	—	45

BALANCE AT SEPTEMBER 30, 2024	$394	132.7	$1,141	$2,217	$(2,355)	$11,949	$(5,980)	$7,366

BALANCE AT DECEMBER 31, 2024	$394	131.4	$1,141	$2,218	$(3,161)	$12,017	$(6,066)	$6,543
Net income	—	—	—	—	—	547	—	547
Other comprehensive income, net of tax	—	—	—	—	900	—	—	900
Cash dividends declared on common stock ($2.13 per share)	—	—	—	—	—	(277)	—	(277)
Cash dividends declared on preferred stock	—	—	—	—	—	(11)	—	(11)
Purchase of common stock	—	(4.7)	—	(2)	—	—	(300)	(302)
Issuance of preferred stock	392	—	—	—	—	—	—	392
Redemption of preferred stock	(394)	—	—	—	—	(6)	—	(400)
Net issuance of common stock under employee stock plans	—	0.9	—	(55)	—	(2)	58	1
Share-based compensation	—	—	—	36	—	—	—	36

BALANCE AT SEPTEMBER 30, 2025	$392	127.6	$1,141	$2,197	$(2,261)	$12,268	$(6,308)	$7,429

See notes to consolidated financial statements (unaudited).

(a)	Effective January 1, 2024, the Corporation adopted ASU 2023-02, which expanded the permitted use of the proportional amortization method to certain tax credit investments.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

Comerica Incorporated and Subsidiaries

	Nine Months Ended September 30,
(in millions)	2025	2024
OPERATING ACTIVITIES
Net income	$547	$528
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	86	28
Provision for deferred income taxes	60	13
Depreciation and amortization	74	70
Net periodic defined benefit credit	(31)	(36)
Share-based compensation expense	36	45
Net (accretion) amortization of securities	(28)	8
Net gains on sales of foreclosed property and other bank property	(8)	—
Net change in:
Accrued income receivable	7	55
Accrued expenses payable	(173)	(188)
Other, net	(91)	432

Net cash provided by operating activities	479	955
INVESTING ACTIVITIES
Investment securities available-for-sale:
Maturities and redemptions	1,134	1,524
Purchases	(190)	(130)
Net change in loans	(428)	1,561
Proceeds from sales of foreclosed property and other bank property	18	—
Net increase in premises and equipment	(66)	(118)
Federal Home Loan Bank stock:
Purchases	(123)	(551)
Redemptions	164	697
Proceeds from bank-owned life insurance settlements	10	26
Other, net	1	(1)

Net cash provided by investing activities	520	3,008
FINANCING ACTIVITIES
Net change in:
Deposits	(1,206)	(3,705)
Short-term borrowings	—	(3,565)
Medium- and long-term debt:
Maturities and redemptions	(1,350)	(500)
Issuances and advances	—	1,000
Preferred stock:
Issuance	392	—
Cash dividends paid	(17)	(17)
Common stock:
Repurchases	(302)	—
Stock tendered for payment of withholding taxes	(14)	(13)
Cash dividends paid	(276)	(278)
Issuances under employee stock plans	10	5
Other, net	(1)	1

Net cash used in financing activities	(2,764)	(7,072)

Net decrease in cash and cash equivalents	(1,765)	(3,109)
Cash and cash equivalents at beginning of period	6,804	9,502

Cash and cash equivalents at end of period	$5,039	$6,393

Interest paid	$1,137	$1,489
Income taxes paid	62	77

See notes to consolidated financial statements (unaudited).

NOTE 1- BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Organization

The accompanying unaudited consolidated financial statements were prepared in accordance with United States (U.S.) generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation were included. The results of operations for the nine months ended September 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. Certain items in prior periods were reclassified to conform to the current presentation. The accompanying unaudited financial statements should be read in conjunction with the consolidated financial statements and footnotes included in the Annual Report on Form 10-K of Comerica Incorporated and Subsidiaries (the Corporation) for the year ended December 31, 2024 (2024 Annual Report).

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (ASU 2023-09). ASU 2023-09 requires additional annual disclosures including further disaggregation of information in the rate reconciliation, additional information for reconciling items meeting a quantitative threshold, further disaggregation of income taxes paid and other required disclosures. ASU 2023-09 is effective for the Corporation in the annual period beginning on January 1, 2025 and applied on a prospective basis with both early adoption and retrospective application permitted. The impact of ASU 2023-09 is not expected to be material to the Corporation’s income tax disclosures.

In November 2024, the FASB issued ASU No. 2024-03 “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (ASU 2024-03). ASU 2024-03 requires additional interim and annual disclosures that further disaggregate certain expense captions into specified categories in a separate note to the financial statements, as well as certain qualitative information describing amounts not separately disaggregated. ASU 2024-03 is effective for the Corporation in the annual period beginning on January 1, 2027 and interim periods beginning on January 1, 2028 and can be applied on either a prospective or retrospective basis, with early adoption permitted. The Corporation is evaluating the impact of ASU 2024-03 to its disclosures.

In September 2025, the FASB issued ASU No. 2025-06 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software” (ASU 2025-06). ASU 2025-06 amends accounting for software costs by removing consideration of project development stages. Costs will be capitalized when management, with the relevant authority, implicitly or explicitly authorizes and commits to funding a computer software project and it is probable that the project will be completed and the software will be used to perform the function intended. ASU 2025-06 is effective for the Corporation beginning on January 1, 2028 and can be applied using a prospective, retrospective or modified transition approach. Early adoption is permitted. The Corporation is evaluating the impact of adoption.

NOTE 2-FAIR VALUE MEASUREMENTS

The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The determination of fair values of financial instruments often requires the use of estimates. In cases where quoted market values in an active market are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used.

Investment securities available-for-sale, derivatives, deferred compensation plans and equity securities with readily determinable fair values (primarily money market mutual funds) are recorded at fair value on a recurring basis. Additionally, from time to time, the Corporation may be required to record other assets and liabilities at fair value on a nonrecurring basis, such as impaired loans, loans held for sale, other real estate (primarily foreclosed property), nonmarketable equity securities and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve write-downs of individual assets or application of lower of cost or fair value accounting.

Refer to Note 1 to the consolidated financial statements in the Corporation’s 2024 Annual Report for further information about the fair value hierarchy, descriptions of the valuation methodologies and key inputs used to measure financial assets and liabilities recorded at fair value, as well as a description of the methods and significant assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following tables present the recorded amount of assets and liabilities measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024.

(in millions)	Total	Level l	Level 2	Level 3
September 30, 2025
Deferred compensation plan assets	$85	$85	$—	$—
Equity securities	48	48	—	—
Investment securities available-for-sale:
U.S. Treasury securities	1,299	1,299	—	—
Residential mortgage-backed securities (a)	8,677	—	8,677	—
Commercial mortgage-backed securities (a)	4,840	—	4,840	—

Total investment securities available-for-sale	14,816	1,299	13,517	—
Derivative assets:
Interest rate contracts	152	—	152	—
Energy contracts	513	—	513	—
Foreign exchange contracts	35	—	35	—

Total derivative assets	700	—	700	—

Total assets at fair value	$15,649	$1,432	$14,217	$—

Derivative liabilities:
Interest rate contracts	$191	$—	$191	$—
Energy contracts	492	—	492	—
Foreign exchange contracts	29	—	29	—
Other financial derivative liabilities	10	—	—	10

Total derivative liabilities	722	—	712	10
Deferred compensation plan liabilities	84	84	—	—

Total liabilities at fair value	$806	$84	$712	$10

December 31, 2024
Deferred compensation plan assets	$89	$89	$—	$—
Equity securities	46	46	—	—
Investment securities available-for-sale:
U.S. Treasury securities	1,277	1,277	—	—
Residential mortgage-backed securities (a)	9,076	—	9,076	—
Commercial mortgage-backed securities (a)	4,692	—	4,692	—

Total investment securities available-for-sale	15,045	1,277	13,768	—
Derivative assets:
Interest rate contracts	177	—	177	—
Energy contracts	416	—	416	—
Foreign exchange contracts	73	—	73	—

Total derivative assets	666	—	666	—

Total assets at fair value	$15,846	$1,412	$14,434	$—

Derivative liabilities:
Interest rate contracts	$335	$—	$335	$—
Energy contracts	400	—	400	—
Foreign exchange contracts	59	—	59	—
Other financial derivative liabilities	6	—	—	6

Total derivative liabilities	800	—	794	6
Deferred compensation plan liabilities	91	91	—	—

Total liabilities at fair value	$891	$91	$794	$6

(a)	issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

There were no transfers of assets or liabilities recorded at fair value on a recurring basis into or out of Level 3 fair value measurements during the three- and nine-month periods ended September 30, 2025 and 2024.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

The following table summarizes the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the three- and nine-month periods ended September 30, 2025 and 2024.

(in millions)	Net Realized/Unrealized Losses (Pretax) Recorded in Earnings (a)
	Balance at Beginning of Period	Realized	Unrealized	Balance at End of Period
Three Months Ended September 30, 2025
Derivative liabilities:
Other financial derivative liabilities	$(10)	$—	$—	$(10)

Three Months Ended September 30, 2024
Derivative liabilities:
Other financial derivative liabilities	(6)	—	(5)	(11)

Nine Months Ended September 30, 2025
Derivative liabilities:
Other financial derivative liabilities	(6)	—	(4)	(10)

Nine Months Ended September 30, 2024
Derivative liabilities:
Other financial derivative liabilities	(12)	6	(5)	(11)

(a)	Realized and unrealized gains and losses due to changes in fair value are recorded in other noninterest income on the Consolidated Satements of Comprehensive Income.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Corporation may be required to record certain assets and liabilities at fair value on a nonrecurring basis. These include assets that are recorded at the lower of cost or fair value and were recognized at fair value since it was less than cost at the end of the period.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

The following table presents assets recorded at fair value on a nonrecurring basis at September 30, 2025 and December 31, 2024. No liabilities were recorded at fair value on a nonrecurring basis at September 30, 2025 and December 31, 2024.

(in millions)	Level 3
September 30, 2025
Loans:
Commercial	$53
Commercial mortgage	42
Residential mortgage	16
Total loans	111
Loans held-for-sale	168

Total assets at fair value	$279

December 31, 2024
Loans:
Commercial	$69
Commercial mortgage	86
Residential mortgage	3

Total loans	158
Loans held-for-sale	216
Other real estate	3

Total assets at fair value	$377

Level 3 assets recorded at fair value on a nonrecurring basis at September 30, 2025 and December 31, 2024 included loans with a specific allowance and certain bank property held for sale, both measured based on the fair value of collateral. The unobservable inputs were the additional adjustments applied by management to the appraised values to reflect such factors as non-current appraisals and revisions to estimated time to sell. These adjustments are determined based on qualitative judgments made by management on a case-by-case basis and are not observable inputs, although they are used in the determination of fair value. At September 30, 2025 and December 31, 2024, loans held-for-sale classified as Level 3 represented loans held-for-sale in less liquid markets requiring significant management assumptions when determining fair value.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Estimated Fair Values of Financial Instruments Not Recorded at Fair Value on a Recurring Basis

The Corporation typically holds the majority of its financial instruments until maturity and thus does not expect to realize many of the estimated fair value amounts disclosed. The disclosures do not include estimated fair value amounts for items that are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships and the value of trust operations and other fee generating businesses. The Corporation believes the imprecision of an estimate could be significant. The disclosures also do not include a limited amount of nonmarketable equity securities (primarily indirect private equity and venture capital investments) that do not have a readily determinable fair value and whose fair values are based on net asset value.

The carrying amount and estimated fair value of financial instruments not recorded at fair value in their entirety on a recurring basis on the Corporation’s Consolidated Balance Sheets are as follows:

(in millions)	Estimated Fair Value
	Carrying Amount	Total	Level 1	Level 2	Level 3
September 30, 2025
Assets
Cash and due from banks	$986	$986	$986	$—	$—
Interest-bearing deposits with banks	4,053	4,053	4,053	—	—
Other short-term investments	20	20	20	—	—
Total loans, net of allowance for loan losses (a)	50,200	50,136	—	—	50,136
Liabilities
Demand deposits	58,434	58,434	—	58,434	—
Time deposits	4,162	4,165	—	4,165	—

Total deposits	62,596	62,599	—	62,599	—
Medium- and long-term debt	5,422	5,527	—	5,527	—
Credit-related financial instruments	(65)	(65)	—	—	(65)

December 31, 2024
Assets
Cash and due from banks	$850	$850	$850	$—	$—
Interest-bearing deposits with banks	5,954	5,954	5,954	—	—
Other short-term investments	21	21	21	—	—
Total loans, net of allowance for loan losses (a)	49,849	49,436	—	—	49,436
Liabilities
Demand deposits	59,277	59,277	—	59,277	—
Time deposits	4,534	4,555	—	4,555	—

Total deposits	63,811	63,832	—	63,832	—
Medium- and long-term debt	6,673	6,780	—	6,780	—
Credit-related financial instruments	(64)	(64)	—	—	(64)

(a)	Included $111 million and $158 million of loans recorded at fair value on a nonrecurring basis at September 30, 2025 and December 31, 2024, respectively.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 3 - INVESTMENT SECURITIES

A summary of the Corporation’s investment securities follows:

(in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2025
Investment securities available-for-sale:
U.S. Treasury securities	$1,292	$7	$—	$1,299
Residential mortgage-backed securities (a)	l0,524	—	1,847	8,677
Commercial mortgage-backed securities (a)	5,186	—	346	4,840

Total investment securities available-for-sale	$17,002	$7	$2,193	$14,816

December 31, 2024
Investment securities available-for-sale:
U.S. Treasury securities	$1,277	$1	$1	$1,277
Residential mortgage-backed securities (a)	11,380	—	2,304	9,076
Commercial mortgage-backed securities (a)	5,261	—	569	4,692

Total investment securities available-for-sale	$17,918	$1	$2,874	$15,045

(a)	Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

A summary of the Corporation’s investment securities in an unrealized loss position as of September 30, 2025 and December 31, 2024 follows:

	Less than 12 Months		12 Months or more			Total
(in millions, except securities count)	Fair Value	Unrealized Losses	Fair Value		Unrealized Losses	Fair Value	Unrealized Losses	Count
September 30, 2025
U.S. Treasury securities	$21	$—	$	l02	$—	$123	$—	3
Residential mortgage-backed securities (a)	—	—		8,656	1,847	8,656	1,847	734
Commercial mortgage-backedsecurities (a)	—	—		4,826	346	4,826	346	245

Total temporarily impaired securities	$21	$—		$13,584	$2,193	$13,605	$2,193	982

December 31, 2024
U.S. Treasury securities	$438	—		$$25	$1	$463	$1	7
Residential mortgage-backed securities (a)	—	—		9,074	2,304	9,074	2,304	913
Commercial mortgage-backed securities (a)	14	—		4,678	569	4,692	569	252

Total temporarily impaired securities	$452	$—		$13,777	$2,874	$14,229	$2,874	1,172

(a)	Issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

Unrealized losses on investment securities resulted from changes in market interest rates. The Corporation’s portfolio is comprised of securities issued or guaranteed by U.S. government agencies or government-sponsored enterprises. As such, it is expected that the securities would not be settled at a price less than the amortized cost of the investments. Further, the Corporation does not intend to sell the investments, and it is not more-likely-than-not that it will be required to sell the investments before recovery of amortized costs. No allowance for credit losses was recorded on securities in an unrealized loss position at September 30, 2025 or December 31, 2024.

Interest receivable on investment securities totaled $37 million at September 30, 2025 and $38 million at December 31, 2024 and was included in accrued income and other assets on the Consolidated Balance Sheets. The investment securities portfolio included floating-rate securities with a fair value of $2 million and $3 million at September 30, 2025 and December 31, 2024, respectively.

There were no sales, calls or write-downs of investment securities available-for-sale during the three- and nine-month periods ended September 30, 2025 or September 30, 2024.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

The following table summarizes the amortized cost and fair values of investment securities by contractual maturity. Securities with multiple maturity dates are classified in the period of final maturity. The actual cash flows of mortgage-backed securities may differ as borrowers of the underlying loans may exercise prepayment options. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)
September 30, 2025	Amortized Cost	Fair Value
Contractual maturity
One year or less	$533	$535
After one year through five years	1,074	1,067
After five years through ten years	4,990	4,651
After ten years	10,405	8,563

Total investment securities	$17,002	$14,816

At September 30, 2025, investment securities with a carrying value of $3.2 billion were pledged where permitted or required by law. Pledges included $1.8 billion to the Federal Home Loan Bank (FHLB) as collateral for current advances and potential future borrowings, as well as $1.4 billion to secure $392 million of liabilities, consisting of trust deposits, deposits of public entities and state and local government agencies as well as derivative instruments. For information on FHLB borrowings, refer to Note 8.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 4 - CREDIT QUALITY AND ALLOWANCE FOR CREDIT LOSSES

The following table presents an aging analysis of the amortized cost basis of loans.

	Loans Past Due and Still Accruing
(in millions)	30—59 Days	60—89 Days	90 Days or More	Total	Nonaccrual Loans	Current Loans	Total Loans
September 30, 2025
Business loans:
Commercial
Real estate construction:	$37	$10	$2	$49	$116	$26,590	$26,755
Commercial Real Estate business line (a)	—	—	—	—	12	2,533	2,545
Other business lines (b)	—	—	—	—	—	304	304

Total real estate construction	—	—	—	—	12	2,837	2,849
Commercial mortgage:
Commercial Real Estate business line (a)	—	—	—	—	8	6,758	6,766
Other business lines (b)	43	2	6	51	59	8,314	8,424

Total commercial mortgage	43	2	6	51	67	15,072	15,190
Lease financing	6	—	6	12	—	770	782
International	—	—	—	—	—	1,116	1,116

Total business loans	86	12	14	112	195	46,385	46,692
Retail loans:
Residential mortgage	12	1	—	13	34	1,891	1,938
Consumer:
Home equity	9	4	—	13	29	1,755	1,797
Other consumer	2	—	—	2	—	457	459

Total consumer	11	4	—	15	29	2,212	2,256

Total retail loans	23	5	—	28	63	4,103	4,194

Total loans	$109	$17	$14	$140	$258	$50,488	$50,886

December 31, 2024
Business loans:
Commercial	$50	$16	$13	$79	$125	$26,288	$26,492
Real estate construction:
Commercial Real Estate business line (a)	—	—	—	—	—	3,358	3,358
Other business lines (b)	—	—	—	—	—	322	322

Total real estate construction	—	—	—	—	—	3,680	3,680
Commercial mortgage:
Commercial Real Estate business line (a)	75	8	—	83	49	5,912	6,044
Other business lines (b)	11	7	31	49	69	8,331	8,449

Total commercial mortgage	86	15	31	132	118	14,243	14,493
Lease financing	12	—	—	12	1	709	722
International	—	—	—	—	—	952	952

Total business loans	148	31	44	223	244	45,872	46,339
Retail loans:
Residential mortgage	5	5	—	10	37	1,882	1,929
Consumer:
Home equity	11	3	—	14	27	1,761	1,802
Other consumer	16	—	—	16	—	453	469

Total consumer	27	3	—	30	27	2,214	2,271

Total retail loans	32	8	—	40	64	4,096	4,200

Total loans	$180	$39	$44	$263	$308	$49,968	$50,539

(a)	Primarily loans to real estate developers.
(b)	Primarily loans secured by owner-occupied real estate.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

The following table presents loans by credit quality indicator and vintage year. Credit quality indicator is based on internal risk ratings assigned to each business loan at the time of approval and subjected to subsequent reviews, generally at least annually, and to pools of retail loans with similar risk characteristics. Vintage year is the year of origination or major modification.

September 30, 2025	Vintage Year
(in millions)	2025	2024	2023	2022	2021	Prior	Revolvers	Revolvers Converted to Term	Total
Business loans:
Commercial
Pass (a)	$2,712	$2,608	$1,571	$1,316	$788	$1,320	$14,995	$17	$25,327
Criticized	24	171	181	125	106	36	781	4	1,428

Total commercial	2,736	2,779	1,752	1,441	894	1,356	15,776	21	26,755
Commercial gross charge-offs	—	19	3	16	7	28	13	1	87

Real estate construction
Pass (a)	190	392	626	1,240	158	7	147	—	2,760
Criticized	12	—	—	77	—	—	—	—	89

Total real estate construction	202	392	626	1,317	158	7	147	—	2,849

Real estate construction gross charge-offs	—	—	—	7	—	—	—	—	7

Commercial mortgage
Pass (a)	1,482	1,428	1,633	3,440	2,336	2,961	914	—	14,194
Criticized	11	63	187	404	116	213	2	—	996

Total commercial mortgage	1,493	1,491	1,820	3,844	2,452	3,174	916		15,190
Commercial mortgage gross charge-offs	—	—	—	9	—	1	—	—	10

Lease financing
Pass (a)	179	239	211	24	31	51	—	—	735
Criticized	35	2	6	—	3	—	—	—	47

Total lease financing	214	241	217	24	34	52	—	—	782
Lease financing gross charge-offs	1	—	—	—	—	—	—	—	I

International
Pass (a)	513	82	84	95	1	26	291	—	1,092
Criticized	15	6	I	—	—	—	2	—	24

Total international	528	88	85	95	I	26	293	—	1,116
Total business loans	5,173	4,991	4,500	6,721	3,539	4,615	17,132	21	46,692

Retail loans:
Residential mortgage
Pass (a)	194	186	208	259	332	725	—	—	1,904
Criticized	4	2		4	2	22	—	—	34

Total residential mortgage	198	188	208	263	334	747	—	—	1,938
Consumer:
Home equity
Pass (a)	—	—	—	—	—	4	1,672	86	1,762
Criticized	—	—	—	—	—		32	3	35

Total home equity	—	—	—	—	—	4	1,704	89	1,797
Other consumer
Pass (a)	38	24	4	6	1	40	342	—	455
Criticized	—	—	—	3	—	—	—	—	4

Total other consumer	38	25	4	9	1	40	342	—	459
Other consumer gross charge-offs	—	—	—	—	—	3	—	—	3

Total consumer	38	25	4	9	1	44	2,046	89	2,256

Total retail loans	236	213	212	272	335	791	2,046	89	4,194

Total loans	$5,409	$5,204	$4,712	$6,993	$3,874	$5,406	$19,178	$110	$50,886

Table continues on the following page.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

December 31, 2024	Vintage Year
	2024	2023	2022	2021	2020	Prior	Revolvers	Revolvers Converted to Term	Total
Business loans:
Commercial
Pass (a)	$3,313	$2,129	$1,856	$1,127	$358	$1,192	$15,173	$15	$ 25,163
Criticized	90	160	179	185	33	59	621	2	1,329

Total commercial	3,403	2,289	2,035	1,312	391	1,251	15,794	17	26,492
Commercial gross charge-offs	1	1	9	29	9	12	10	1	72

Real estate construction
Pass (a)	137	703	1,987	550	19	23	223	—	3,642
Criticized	—	—	36	—	—	2	—	—	38

Total real estate construction	137	703	2,023	550	19	25	223	—	3,680

Commercial mortgage
Pass (a)	1,423	1,574	3,339	2,576	1,301	2,414	793	—	13,420
Criticized	105	187	350	102	111	208	10	—	1,073

Total commercial mortgage	1,528	1,761	3,689	2,678	1,412	2,622	803		14,493
Commercial mortgage gross charge-offs	—	—	11	—	—	5	—	—	16

Lease financing
Pass (a)	262	226	38	80	30	80	—	—	716
Criticized	3	1	1	—	—	1	—	—	6

Total lease financing	265	227	39	80	30	81	—	—	722

Lease financing gross charge-offs	1	—	3	—	—	—	—	—	4

International
Pass (a)	237	112	142	60	19	27	347	—	944
Criticized	7	—	—	—	—	—	1	—	8

Total international	244	112	142	60	19	27	348	—	952
International gross charge-offs	1	—	—	—	—	—	—	—	I

Total business loans	5,577	5,092	7,928	4,680	1,871	4,006	17,168	17	46,339
Retail loans:
Residential mortgage
Pass (a)	181	236	274	349	415	434	—	—	1,889
Criticized	5	1	4	2	4	24	—	—	40

Total residential mortgage	186	237	278	351	419	458	—	—	1,929
Consumer:
Home equity
Pass (a)	—	—	—	—	—	5	1,681	82	1,768
Criticized	—	—	—	—	—	—	28	6	34

Total home equity	—	—	—	—	—	5	1,709	88	1,802
Other consumer
Pass (a)	30	10	28	7	6	41	345	—	467
Criticized	—	—	2	—	—	—	—	—	2

Total other consumer	30	10	30	7	6	41	345	—	469
Other consumer gross charge-offs	1	—	—	—	—	1	—	—	2

Total consumer	30	10	30	7	6	46	2,054	88	2,271

Total retail loans	216	247	308	358	425	504	2,054	88	4,200

Total loans	$5,793	$5,339	$8,236	$5,038	$2,296	$4,510	$19,222	$105	$50,539

(a)	Includes all loans not included in the categories of special mention, substandard or nonaccrual.

Criticized loans includes loans with an internal rating of special mention, substandard loans for which the accrual of interest has not been discontinued and nonaccrual loans. Special mention loans have potential credit weaknesses that deserve management’s close attention, such as loans to borrowers who may be experiencing financial difficulties that may result in deterioration of repayment prospects from the borrower at some future date. Accruing substandard loans have a well-defined weakness, or weaknesses, such as loans to borrowers who may be experiencing losses from operations or inadequate liquidity of a degree and duration that jeopardizes the orderly repayment of the loan. Substandard loans are also distinguished by the distinct possibility of loss in the future if these weaknesses are not corrected. Nonaccrual loans are loans for which the accrual

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

of interest has been discontinued. For further information regarding nonaccrual loans, refer to the Nonperforming Assets subheading in Note 1 - Basis of Presentation and Accounting Policies on page F-52 in the Corporation’s 2024 Annual Report. These categories are generally consistent with the “special mention” and “substandard” categories as defined by regulatory authorities. A minority of nonaccrual loans are consistent with the “doubtful” category.

Loan interest receivable totaled $257 million and $266 million at September 30, 2025 and December 31, 2024, respectively, and was included in accrued income and other assets on the Consolidated Balance Sheets.

Allowance for Credit Losses

The following table details the changes in the allowance for credit losses.

	2025			2024
(in millions)	Business Loans	Retail Loans	Total Loans	Business Loans	Retail Loans	Total
Three Months Ended September 30
Balance at beginning of period:
Allowance for loan losses	$654	$44	$698	$620	$66	$686
Allowance for credit losses on lending-related commitments	26	11	37	23	8	31

Allowance for credit losses	680	55	735	643	74	717
Loan charge-offs	(44)	(1)	(45)	(23)	—	(23)
Recoveries on loans previously charged-off	13	—	13	12	—	12

Net loan charge-offs	(31)	(1)	(32)	(11)	—	(11)
Provision for credit losses:
Provision for loan losses	18	2	20	9	2	11
Provision for credit losses on lending-related commitments	2	—	2	3	—	3

Provision for credit losses	20	2	22	12	2	14
Balance at end of period:
Allowance for loan losses	641	45	686	618	68	686
Allowance for credit losses on lending-related commitments	28	11	39	26	8	34

Allowance for credit losses	$669	$56	$725	$644	$76	$720

Nine Months Ended September 30
Balance at beginning of period
Allowance for loan losses	$625	$65	$690	$620	$68	$688
Allowance for credit losses on lending-related commitments	28	7	35	31	9	40

Allowance for credit losses	653	72	725	651	77	728
Loan charge-offs	(105)	(3)	(108)	(71)	(I )	(72)
Recoveries on loans previously charged-off	20	2	22	34	2	36

Net loan (charge-offs) recoveries	(85)	(1)	(86)	(37)	1	(36)
Provision for credit losses:
Provision for loan losses	101	(19)	82	35	(1)	34
Provision for credit losses on lending-related commitments	—	4	4	(5)	(I )	(6)

Provision for credit losses	101	(15)	86	30	(2)	28
Balance at end of period:
Allowance for loan losses	641	45	686	618	68	686
Allowance for credit losses on lending-related commitments	28	11	39	26	8	34

Allowance for credit losses	$669	$56	$725	$644	$76	$720

Allowance for loan losses as a percentage of total loans	1.37%	1.08%	1.35%	1.33%	1.63%	1.36%
Allowance for credit losses as a percentage of total loans	1.43	1.35	1.43	1.39	1.83	1.43

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Nonaccrual Loans

The following table presents additional information regarding nonaccrual loans. Interest income of $2 million was recognized on nonaccrual loans for both the three-month periods ended September 30, 2025 and 2024. For the nine-month periods ended September 30, 2025 and 2024, the Corporation recognized interest income of $4 million and $8 million, respectively, on nonaccrual loans.

(in millions)	Nonaccrual Loans with No Related Allowance	Nonaccrual Loans with Related Allowance	Total Nonaccrual Loans
September 30, 2025
Business loans:
Commercial	$9	$107	$116
Real estate construction:
Commercial Real Estate business line (a)	—	12	12

Total real estate construction	—	12	12
Commercial mortgage:
Commercial Real Estate business line (a)	—	8	8
Other business lines (b)	4	55	59

Total commercial mortgage	4	63	67

Total business loans	13	182	195
Retail loans:
Residential mortgage	34	—	34
Consumer:
Home equity	29	—	29

Total retail loans	63	—	63

Total nonaccrual loans	$76	$182	$258

December 31, 2024
Business loans:
Commercial	$9	$116	$125
Commercial mortgage:
Commercial Real Estate business line (a)	—	49	49
Other business lines (b)	7	62	69

Total commercial mortgage	7	111	118
Lease financing	—	1	1

Total business loans	16	228	244
Retail loans:
Residential mortgage	37	—	37
Consumer:
Home equity	27	—	27

Total consumer	27	—	27

Total retail loans	64	—	64

Total nonaccrual loans	$80	$228	$308

(a)	Primarily loans to real estate developers.
(b)	Primarily loans secured by owner-occupied real estate.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Foreclosed Properties

Foreclosed properties were $2 million at September 30, 2025 and insignificant at December 31, 2024. Retail loans secured by residential real estate properties in process of foreclosure included in nonaccrual loans were $3 million at September 30, 2025 and $4 million at December 31, 2024.

Loan Modifications Made to Borrowers Experiencing Financial Difficulty

As part of its loss mitigation efforts, the Corporation may modify loans to borrowers experiencing financial difficulty in a manner resulting in an interest rate reduction, other-than-insignificant payment delay, a term extension, principal forgiveness or a combination thereof (collectively referred to as Financially Distressed Modifications, or FDMs).

The following table displays the amortized cost basis at September 30, 2025 and 2024 of FDMs that were restructured during the three- and nine-month periods ended September 30, 2025 and 2024 by type of modification.

(in millions)	Term Extension (a)	Payment Delay (a)	Interest Rate Reduction	Combinations (b)	Total	Percent of Total Class
Three Months Ended September 30, 2025
Business loans:
Commercial	$62	$—	$—	$3	$65	0.24%
Commercial mortgage:
Other business lines (c)	8	—	—	2	10	0.12

Total commercial mortgage	8	—	—	2	10	0,07

Total business loans	70	—	—	5	75	0.16

Retail loans:
Consumer:
Home equity	3	—	1	1	5	0.22

Total consumer	3	—	1	1	5	0.17

Total retail loans	3	—	1	1	5	0.10

Total loans	$73	$—	$1	$6	$80	0.15%

Three Months Ended September 30, 2024
Business loans:
Commercial	$93	$—	$—	$5	$98	0.38%
Commercial mortgage:
Other business lines (c)	9	—	—	—	9	0.11

Total commercial mortgage	9	—	—	—	9	0.06

International	2	—	—	—	2	0.16

Total business loans	104	—	—	5	109	0.24

Retail loans:
Residential mortgage	5	—	—	—	5	0.27
Consumer:
Home equity	—	3	3	1	7	0.39

Total consumer	—	3	3	1	7	0.31

Total retail loans	5	3	3	1	12	0.29

Total loans	$109	$3	$3	$6	$121	0.24%

Table continues on the following page.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

(in millions)	Term Extension (a)	Payment Delay (a)	Interest Rate Reduction	Combinations (b)	Total	Percent of Total Class
Nine Months Ended September 30, 2025
Business loans:
Commercial	$146	$—	$—	$3	$149	0.56%
Real estate construction:
Commercial Real Estate business line (d)	—	—	—	12	12	0.48

Total real estate construction	—	—	—	12	12	0.43
Commercial mortgage:
Commercial Real Estate business line (d)	40	—	—	—	40	0.59
Other business lines (c)	18	—	—	2	20	0.23

Total commercial mortgage	58	—	—	2	60	0.39

Total business loans	204	—	—	17	221	0.47

Retail loans:
Residential mortgage	—	—	—	8	8	0.41
Consumer:
Home equity	3	—	2	—	6	0.31

Total consumer	3	—	2	1	6	0.25

Total retail loans	3	—	2	9	14	0.33

Total loans	$207	$—	$2	$26	$235	0.46%

Nine Months Ended September 30, 2024
Business loans:
Commercial	$204	$—	$—	$19	$223	0.86%
Commercial mortgage:
Other business lines (c)	22	—	—	—	22	0.26

Total commercial mortgage	22	—	—	—	22	0.15

International	4	—	—	—	4	0.37

Total business loans	230	—	—	19	249	0.54

Retail loans:
Residential mortgage	5	—	—	—	5	0.27
Consumer:
Home equity	1	3	4	2	10	0.55

Total consumer	1	3	4	2	10	0.43

Total retail loans	6	3	4	2	15	0.36

Total loans	$236	$3	$4	$21	$264	0.52%

(a)	Represents loan balances where terms were extended or payments were delayed by a more than an insignificant time period, typically more than I 80 days, at or above contractual interest rates.
(b)

Relates to FDMs where more than one type of modification was made. For the three- and nine-month periods ended September 30, 2025 and 2024, this primarily related to modifications where the interest rate was reduced and the term was extended.

(c)	Primarily loans secured by owner-occupied real estate.
(d)	Primarily loans to real estate developers.

There were no commitments to lend additional funds to borrowers experiencing financial difficulty whose terms had been restructured at September 30, 2025 and December 31, 2024.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

The following table summarizes the financial impacts of loan modifications made during the three- and nine-month periods ended September 30, 2025 and 2024.

	Weighted-Average Term Extension (in months)	Weighted-Average Interest Rate Reduction
Three Months Ended September 30, 2025
Business loans:
Commercial	16	—%
Commercial mortgage:
Other business lines (a)	16	(0.49)

Total commercial mortgage	16	(0.49)

Total business loans	16	(0.49)

Retail loans:
Consumer:
Home equity	21	(3.10)

Total consumer	21	(3.10)

Total retail loans	21	(3.10)

Total loans	16	(1.62)%

Three Months Ended September 30, 2024
Business loans:
Commercial	13	(1.00)%
Commercial mortgage:
Other business lines (a)	17	—

Total commercial mortgage	17	—

International	11	—

Total business loans	13	(1.00)

Retail loans:
Residential mortgage	95	—
Consumer:
Home equity	120	(4.34)

Total consumer	120	(4.34)

Total retail loans	100	(4.34)

Total loans	18	(2.51)%

Table continues on the following page.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

	Weighted-Average Term Extension (in months)	Weighted-Average Interest Rate Reduction
Nine Months Ended September 30, 2025
Business loans:
Commercial
Real estate construction:	17	—%
Commercial Real Estate business line (b)	18	(2.97)

Total real estate construction	18	(2.97)
Commercial mortgage:
Commercial Real Estate business line (b)	20
Other business lines (a)	18	(0.49)

Total commercial mortgage	19	(0.49)

Total business loans	18	(2.65)

Retail loans:
Residential mortgage	120	(0.38)
Consumer:
Home equity	34	(3.16)

Total consumer	34	(3.16)

Total retail loans	95	(1.16)

Total loans	21	(2.00)%

Nine Months Ended September 30, 2024
Business loans:
Commercial	13	(1.23)%
Commercial mortgage:		—
Other business lines (a)	12	—

Total commercial mortgage	12	—

International	11
Total business loans	13	(1.23)

Retail loans:
Residential mortgage	95	—
Consumer:
Home equity	119	(4.01)

Total consumer	119	(4.01)

Total retail loans	103	(4.01)

Total loans	15	(1.91)%

(a)	Primarily loans secured by owner-occupied real estate.
(b)	Primarily loans to real estate developers.

On an ongoing basis, the Corporation monitors the performance of modified loans related to their restructured terms. Of the loans restructured in the previous twelve months, $21 million of business loans and $1 million of retail loans were past due under modified terms at September 30, 2025, compared to $30 million of business loans and $1 million of retail loans at September 30, 2024. Nonperforming restructured loans are classified as nonaccrual loans and are individually evaluated for the allowance for loan losses.

For modified loans, a subsequent payment default is defined in terms of delinquency, when a principal or interest payment is 90 days past due or classified into nonaccrual status during the reporting period. Of loans defaulted within twelve months of being modified, $18 million subsequently defaulted during each of the three- and nine-month periods ended September 30, 2025, compared to none for the three months ended September 30, 2024 and $7 million for the nine months ended September 30, 2024.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 5 - GOODWILL AND INTANGIBLES

The following table summarizes the carrying value of goodwill by reporting unit at September 30, 2025 and December 31, 2024.

(in millions)	September 30, 2025	December 31, 2024
Commercial Bank	$473	$473
Retail Bank	101	101
Wealth Management	61	61

Total	$635	$635

The annual test of goodwill impairment was performed as of the beginning of third quarter 2025. The Corporation first assessed qualitative factors to determine whether it was more likely than not that the fair value of any reporting unit was less than its carrying amount, including goodwill. Qualitative factors included economic conditions, industry and market considerations, cost factors, overall financial performance and performance of the Corporation’s common stock, among other events and circumstances. At the conclusion of the qualitative assessment in third quarter 2025, the Corporation determined that it was more likely than not that the fair value of each reporting unit exceeded its carrying value.

Analyzing goodwill includes consideration of various factors that involve a degree of uncertainty, including the impacts of monetary policy actions, foreign developments and unanticipated legislative or regulatory changes, among other factors, that could cause the fair value of one or more of the reporting units to fall below their carrying value, resulting in a goodwill impairment charge in the future. Any impairment charge would not affect the Corporation’s regulatory capital ratios, tangible equity ratio or liquidity position.

NOTE 6 - DERIVATIVES AND CREDIT-RELATED FINANCIAL INSTRUMENTS

In the normal course of business, the Corporation enters into various transactions involving derivative and credit-related financial instruments to manage exposure to fluctuations in interest rate, foreign currency and other market risks and to meet the financing needs of customers (customer-initiated derivatives). These financial instruments involve, to varying degrees, elements of market and credit risk. Market and credit risk are included in the determination of fair value.

Market risk is the potential loss that may result from movements in interest rates, foreign currency exchange rates or energy commodity prices that cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing monetary exposure limits and monitoring compliance with those limits. Market risk inherent in interest rate and energy contracts entered into on behalf of customers is mitigated by taking offsetting positions, except in those circumstances when the amount, tenor and/or contract rate level results in negligible economic risk, whereby the cost of purchasing an offsetting contract is not economically justifiable. The Corporation mitigates most of the inherent market risk in foreign exchange contracts entered into on behalf of customers by taking offsetting positions and manages the remainder through individual foreign currency position limits and aggregate value-at-risk limits. Position and value-at-risk limits are established annually and monitored daily. Market risk inherent in derivative instruments held or issued for risk management purposes is typically offset by changes in the fair value of the assets or liabilities being hedged.

Credit risk is the possible loss that may occur in the event of nonperformance by the counterparty to a financial instrument. The Corporation attempts to minimize credit risk arising from customer-initiated derivatives by evaluating the creditworthiness of each customer, adhering to the same credit approval process used for traditional lending activities and obtaining collateral as deemed necessary. Derivatives with dealer counterparties are either cleared through a clearinghouse or settled directly with a single counterparty. For derivatives settled directly with dealer counterparties, the Corporation utilizes counterparty risk limits and monitoring procedures as well as master netting arrangements and bilateral collateral agreements to facilitate the management of credit risk.

Included in the fair value of derivative instruments are credit valuation adjustments reflecting counterparty credit risk. These adjustments are determined by applying a credit spread for the counterparty or the Corporation, as appropriate, to the total expected exposure of the derivative. Master netting arrangements effectively reduce credit valuation adjustments by permitting settlement of positive and negative positions and offset cash collateral held with the same counterparty on a net basis. Bilateral collateral agreements require daily exchange of cash or highly rated securities issued by the U.S. Treasury or other U.S. government entities to collateralize amounts due to either party. At September 30, 2025, counterparties with bilateral collateral agreements deposited $78 million of cash with the Corporation to secure the fair value of contracts in an unrealized gain position, and the Corporation had pledged no marketable investment securities and posted $4 million of cash as collateral for contracts in an unrealized loss position. For those counterparties not covered under bilateral collateral agreements, collateral is obtained, if deemed necessary, based on the results of management’s credit evaluation of the counterparty. Collateral varies, but may include cash, investment securities, accounts receivable, equipment or real estate.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Derivative Instruments

Derivative instruments utilized by the Corporation are negotiated over-the-counter and primarily include swaps, caps and floors, forward contracts and options, each of which may relate to interest rates, energy commodity prices or foreign currency exchange rates. Swaps are agreements in which two parties periodically exchange cash payments based on specified indices applied to a specified notional amount until a stated maturity. Caps and floors are agreements which entitle the buyer to receive cash payments based on the difference between a specified reference rate or price and an agreed strike rate or price, applied to a specified notional amount until a stated maturity. Forward contracts are over-the-counter agreements to buy or sell an asset at a specified future date and price. Options are similar to forward contracts except the purchaser has the right, but not the obligation, to buy or sell the asset during a specified period or at a specified future date.

Over-the-counter contracts are tailored to meet the needs of the counterparties involved and, therefore, contain a greater degree of credit risk and liquidity risk than exchange-traded contracts, which have standardized terms and readily available price information. The Corporation reduces exposure to market and liquidity risks from over-the-counter derivative instruments entered into for risk management purposes, as well as transactions entered into to mitigate the market risk associated with customer-initiated transactions, by taking offsetting positions with investment grade domestic and foreign financial institutions and subjecting counterparties to credit approvals, limits and collateral monitoring procedures similar to those used in making other extensions of credit. In addition, certain derivative contracts executed bilaterally with a dealer counterparty in the over-the-counter market are cleared through a clearinghouse, whereby the clearinghouse becomes the counterparty to the transaction.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

The following table presents the composition of the Corporation’s derivative instruments held or issued for risk management purposes or in connection with customer-initiated and other activities at September 30, 2025 and December 31, 2024. The table excludes a derivative related to the Corporation’s 2008 sale of its remaining ownership of Visa shares and includes accrued interest receivable and payable.

	September 30, 2025			December 31, 2024
		Fair Value			Fair Value
(in millions)	Notional/ Contract Amount (a)	Gross Derivative Assets	Gross Derivative Liabilities	Notional/ Contract Amount (a)	Gross Derivative Assets	Gross Derivative Liabilities
Risk management purposes
Derivatives designated as hedging instruments
Interest rate contracts:
Fair Value swaps - receive fixed/pay floating	$5,450	$—	$—	$6,800	$—	$—
Cash flow swaps - receive fixed/pay floating	22,850	—	—	22,350	—	3
Derivatives used as economic hedges
Foreign exchange contracts:
Spot, forwards and swaps	447	—	1	453	3	—

Total risk management purposes	28,747	—	1	30,603	3	3

Customer-initiated and other activities
Interest rate contracts:
Caps and floors written	2,172	—	6	1,781	—	12
Caps and floors purchased	2,172	6	—	1,781	12	—
Swaps	19,761	146	185	19,189	165	320

Total interest rate contracts	24,105	152	191	22,751	177	332

Energy contracts:
Caps and floors written	4,058	1	257	3,460	—	201
Caps and floors purchased	4,058	258	1	3,460	202	—
Swaps	6,763	254	234	6,338	214	199

Total energy contracts	14,879	513	492	13,258	416	400

Foreign exchange contracts:
Spot, forwards, options and swaps	2,390	35	28	3,117	70	59

Total customer-initiated and other activities	41,374	700	711	39,126	663	791

Total gross derivatives Amounts offset in the Consolidated Balance Sheets:	$70,121	700	712	$69,729	666	794
Amounts offset in the Consolidated Balance Sheets
Netting adjustment - Offsetting derivative assets/liabilities		(360)	(360)		(330)	(330)
Netting adjustment - Cash collateral received/posted		(73)	(4)		(80)	—

Net derivatives included in the Consolidated Balance Sheets (b)		267	348		256	464
Amounts not offset in the Consolidated Balance Sheets:
Marketable securities pledged under bilateral collateral agreements		(126)	—		(143)	(2)

Net derivatives after deducting amounts not offset in the Consolidated Balence sheets		$141	$348		$113	$462

(a)

Notional or contractual amounts, which represent the extent of involvement in the derivatives market, are used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the Consolidated Balance Sheets.

(b)

Net derivative assets are included in accrued income and other assets and net derivative liabilities are included in accrued expenses and other liabilities on the Consolidated Balance Sheets. Included in the fair value of net derivative assets and net derivative liabilities are credit valuation adjustments reflecting counterparty credit risk and credit risk of the Corporation. The fair value of net derivative assets included credit valuation adjustments for counterparty credit risk of $2 million and $1 million at September 30, 2025 and December 31, 2024, respectively.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Risk Management

The Corporation’s derivative instruments used for managing interest rate risk include cash flow hedging strategies that convert variable-rate loans to fixed rates and fair value hedging strategies that convert fixed-rate medium- and long-term debt to variable rates. Interest and fees on loans included net expense from cash flow swaps of $85 million and $178 million for the three-month periods ended September 30, 2025 and 2024, respectively, and $246 million and $522 million of cash flow hedge losses for the nine-month periods ended September 30, 2025 and 2024, respectively.

The following table details the effects of fair value hedging on the Consolidated Statements of Comprehensive Income.

	Interest on Medium-and Long-Term Debt
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2025	2024	2025	2024
Total interest on medium- and long-term debt (a)	$81	$117	$261	$358
Fair value hedging relationships:
Interest rate contracts:
Hedged items	68	84	219	252
Derivatives designated as hedging instruments	13	33	42	106

(a)	Includes the effects of hedging

The following tables summarize the expected weighted average remaining maturity of the notional amount of risk management interest rate swaps, the weighted average interest rates associated with amounts expected to be received or paid on interest rate swap agreements, and for fair value swaps, the carrying amount of the related hedged items, as of September 30, 2025 and December 31, 2024.

Cash flow swaps - receive fixed/pay floating rate on variable-rate loans

	September 30, 2025	December 31, 2024
Weighted average:
Time to maturity (in years)	2.5	3.1
Receive rate	2.58%	2.55%
Pay rate (a)	4.32	4.55

(a)	Variable rates paid on receive fixed swaps designated as cash flow hedges were based on Secured Overnight Financing Rate (SOFR) rates in effect at September 30, 2025 and December 31, 2024.

Fair value swaps - receive fixed/pay floating rate on medium- and long-term debt

(dollar amounts in millions)	September 30, 2025	December 31, 2024
Carrying value of hedged items (a)	$5,422	$6,673
Weighted average:
Time to maturity (in years)	2.4	2.6
Receive rate (b)	3.68%	3.77%
Pay rate (b)	4.46	4.80

(a)

Included $(23) million and $(122) million of cumulative hedging adjustments at September 30, 2025 and December 31, 2024, respectively, which included a hedging adjustment on a discontinued hedging relationship of $1 million and $2 million at September 30, 2025 and December 31, 2024, respectively.

(b)	Floating rates paid on receive fixed swaps designated as fair value hedges are based on SOFR rates in effect at September 30, 2025 and December 31, 2024.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Re-designated Interest Rate Swaps and Price Alignment Income

On November 15, 2023, the Bloomberg Index Services Limited (Bloomberg) announced that it would discontinue publishing the Bloomberg Short-Term Bank Yield Index (BSBY) on November 15, 2024; accordingly, the Corporation was required to “de-designate” $7.0 billion of interest rate swaps used in cash flow hedges of certain BSBY-indexed loans and reclassify amounts recognized in accumulated other comprehensive income into earnings. A total of $130 million in net losses were included in noninterest income as a result of the de-designations, consisting of $39 million during the first quarter of 2024 and $91 million during the fourth quarter of 2023. For each de-designated swap, settlement of interest payments and changes in fair value were recorded as risk management hedging losses within noninterest income instead of net interest income until re-designation. All impacted swaps were re-designated as of April 1, 2024.

Amounts in accumulated other comprehensive income related to cash flows that continued to be probable of occurring were amortized out of accumulated other comprehensive income and into earnings, which resulted in no recorded pre-tax loss in interest and fees on loans for the three months ended September 30, 2025, compared to $52 million for the three months ended September 30, 2024. Additionally, the fair value of swaps at re-designation date were accreted back into accumulated other comprehensive income, resulting in benefits of $19 million for the three months ended September 30, 2025 and $43 million for the three months ended September 30, 2024.

BSBY cessation and the related de-designation and re-designation of interest rate swaps led to a net decrease in accumulated other comprehensive income of $15 million for the three months ended September 30, 2025, compared to a net increase of $7 million for the three months ended September 30, 2024.

For more information on accumulated net losses on cash flow hedges, refer to Note 10.

Risk management hedging income (loss) also includes price alignment income, which is income received on payments made to a central clearing party for centrally cleared derivatives. Positions are settled daily based on derivative fair values and the party receiving net settlement amounts pays price alignment, based on an earning rate, to the party making settlement payments. Price alignment income totaled $4 million and $8 million for the three-month periods ended September 30, 2025 and 2024, respectively, and $16 million and $38 million for the nine-month periods ended September 30, 2025 and 2024.

Customer-Initiated and Other

The Corporation enters into derivative transactions at the request of customers and generally takes offsetting positions with dealer counterparties to help mitigate the inherent market risk. Income primarily results from the spread between the customer derivative and the offsetting dealer position.

For customer-initiated foreign exchange contracts where offsetting positions have not been taken, the Corporation manages the remaining inherent market risk through individual foreign currency position limits and aggregate value-at-risk limits. These limits are established annually and monitored at least monthly.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Fair values of customer-initiated and other derivative instruments represent the net unrealized gains or losses on such contracts and are recorded on the Consolidated Balance Sheets. Changes in fair value are recognized on the Consolidated Statements of Comprehensive Income. The net gains recognized in income on customer-initiated derivative instruments, net of the impact of offsetting positions included in capital markets income, were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2025	2024	2025	2024
Interest rate contracts	$5	$7	$15	$15
Energy contracts	3	5	13	13
Foreign exchange contracts	13	11	38	35

Total	$21	$23	$66	$63

Credit-Related Financial Instruments

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The Corporation’s credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

(in millions)	September 30, 2025	December 31, 2024
Unused commitments to extend credit:
Commercial and other	$25,144	$24,342
Bankcard, revolving credit and home equity loan commitments	3,982	4,055

Total unused commitments to extend credit	$29,126	$28,397

Standby letters of credit	$4,261	$4,138
Commercial letters of credit	2	12

The Corporation maintains an allowance to cover current expected credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. The allowance for credit losses on lending-related commitments, included in accrued expenses and other liabilities on the Consolidated Balance Sheets, was $39 million and $35 million at September 30, 2025 and December 31, 2024, respectively.

Unused Commitments to Extend Credit

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Commercial and other unused commitments are primarily variable rate commitments. The allowance for credit losses on lending-related commitments included $35 million at September 30, 2025 and $30 million at December 31, 2024 for expected credit losses inherent in the Corporation’s unused commitments to extend credit.

Standby and Commercial Letters of Credit

Standby letters of credit represent conditional obligations of the Corporation, which guarantee the performance of a customer to a third party. Standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Commercial letters of credit are issued to finance foreign or domestic trade transactions. These contracts expire in decreasing amounts through the year. The Corporation may enter into participation arrangements with third parties that effectively reduce the maximum amount of future payments that may be required under standby and commercial letters of credit. These risk participations covered $241 million and $223 million at September 30, 2025 and December 31, 2024, respectively, of standby and commercial letters of credit outstanding, which totaled $4.3 billion and $4.2 billion at September 30, 2025 and December 31, 2024, respectively.

The carrying value of the Corporation’s standby and commercial letters of credit, included in accrued expenses and other liabilities on the Consolidated Balance Sheets, totaled $30 million at September 30, 2025, including $26 million in deferred fees and $4 million in the allowance for credit losses on lending-related commitments. At December 31, 2024, the comparable amounts were $34 million, $29 million and $5 million, respectively.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

The following table presents a summary of criticized standby and commercial letters of credit at September 30, 2025 and December 31, 2024. The Corporation’s criticized list is consistent with the Special Mention, Substandard and Doubtful categories defined by regulatory authorities. The Corporation manages credit risk through underwriting, periodically reviewing and approving its credit exposures using Board committee approved credit policies and guidelines.

(dollar amounts in millions)	September 30, 2025	December 31, 2024
Total criticized standby and commercial letters of credit	$75	$37
As a percentage of total outstanding standby and commercial letters of credit	1.8%	0.9%

Other Credit-Related Financial Instruments

The Corporation enters into credit risk participation agreements, under which the Corporation assumes credit exposure associated with a borrower’s performance related to certain interest rate derivative contracts. The Corporation is not a party to the interest rate derivative contracts and only enters into these credit risk participation agreements in instances in which the Corporation is also a party to the related loan participation agreements for such borrowers. The Corporation manages its credit risk on the credit risk participation agreements by monitoring the creditworthiness of the borrowers, which is based on the normal credit review process as if the Corporation had entered into the derivative instruments directly with the borrower. The notional amount of such credit risk participation agreements reflects the pro-rata share of the derivative instrument, consistent with its share of the related participated loan. The total notional amount of the credit risk participation agreements was approximately $969 million and $1.1 billion at September 30, 2025 and December 31, 2024, respectively, and the fair value was insignificant at both September 30, 2025 and December 31, 2024. The maximum estimated exposure to these agreements, as measured by projecting a maximum value of the guaranteed derivative instruments, assuming 100% default by all obligors on the maximum values, was $12 million and $1 million at September 30, 2025 and December 31, 2024, respectively. In the event of default, the lead bank has the ability to liquidate the assets of the borrower, in which case the lead bank would be required to return a percentage of the recouped assets to the participating banks. As of September 30, 2025, the weighted average remaining maturity of outstanding credit risk participation agreements was 5.1 years.

In 2008, the Corporation sold its remaining ownership of Visa Class B shares and entered into a derivative contract. Under the terms of the derivative contract, the Corporation will compensate the counterparty primarily for dilutive adjustments made to the conversion factor of the Visa Class B shares to Class A shares based on the ultimate outcome of litigation involving Visa. Conversely, the Corporation will be compensated by the counterparty for any increase in the conversion factor from anti-dilutive adjustments. The fair value of the derivative liability, included in accrued expenses and other liabilities on the Consolidated Balance Sheets, was $10 million and $6 million at September 30, 2025 and December 31, 2024, respectively.

NOTE 7 - VARIABLE INTEREST ENTITIES (VIEs)

The Corporation evaluates its interest in certain entities to determine if these entities meet the definition of a VIE and whether the Corporation is the primary beneficiary and should consolidate the entity based on the variable interests it held both at inception and when there is a change in circumstances that requires a reconsideration.

The Corporation holds ownership interests in funds in the form of limited partnerships or limited liability companies (LLCs) investing in affordable housing projects that qualify for the low-income housing tax credit (LIHTC). The Corporation also directly invests in limited partnerships and LLCs that invest in community development projects, which generate similar tax credits to investors (other tax credit entities). As an investor, the Corporation obtains income tax credits and deductions from the operating losses of these tax credit entities. These tax credit entities meet the definition of a VIE; however, the Corporation is not the primary beneficiary of the entities, as the general partner or the managing member has both the power to direct the activities that most significantly impact the economic performance of the entities and the obligation to absorb losses or the right to receive benefits that could be significant to the entities.

The Corporation accounts for its interests in LIHTC entities and other tax credit entities that meet certain criteria using the proportional amortization method. Ownership interests in tax credit entities that do not qualify for the proportional amortization method are accounted for under either the cost or equity method. Exposure to loss as a result of the Corporation’s involvement in entities using the proportional amortization method and other tax credit entities at September 30, 2025 was limited to $596 million and $1 million, respectively.

Investment balances, including all legally binding commitments to fund future investments that are accounted for using the proportional amortization method, are included in accrued income and other assets on the Consolidated Balance Sheets. A liability is recognized in accrued expenses and other liabilities on the Consolidated Balance Sheets for all legally binding unfunded commitments to fund tax credit entities that are accounted for using the proportional amortization method ($227 million at September 30, 2025). Amortization and other write-downs of tax credit investments for which the proportional amortization method is applied are presented on a net basis as a component of the provision for income taxes on the Consolidated Statements of Comprehensive Income, while amortization and write-downs of other tax credit investments are

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

recorded in other noninterest income. The income tax credits and deductions are recorded as a reduction of income tax expense and a reduction of federal income taxes payable. The cash flows related to the total income tax benefits are presented in the “net income,” “benefit for deferred income taxes” and “other, net” line items within the operating activities section of the Consolidated Statements of Cash Flows.

The Corporation provided no financial or other support that was not contractually required to any of the above VIEs during the nine months ended September 30, 2025 and 2024.

The following table summarizes the impact of these tax credit investments under the proportional amortization method on the Corporation’s Consolidated Statements of Comprehensive Income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Provision for income taxes:
Amortization of investments	$19	$16	$62	$55
Tax credits	(14)	(17)	(52)	(55)
Other income tax benefits related to tax credit entities	(7)	(3)	(20)	(11)

Total provision for income taxes	$(2)	$(4)	$(10)	$(11)

For further information on the Corporation’s consolidation policy, see Note 1 to the consolidated financial statements in the Corporation’s 2024 Annual Report.

NOTE 8 - MEDIUM- AND LONG-TERM DEBT

Medium- and long-term debt is summarized as follows:

(in millions)	September 30, 2025	December 31, 2024
Parent company
Subordinated notes:
3.80% subordinated notes due 2026	$247	$243
Medium- and long-term notes:
4.00% notes due 2029	535	519
5.982% notes due 2030	1,008	984

Total medium- and long-term notes	1,543	1,503

Total parent company	1,790	1,746

Subsidiaries
Subordinated notes:
4.00% subordinated notes due July 2025	—	345
7.875% subordinated notes due 2026	154	157
5.332% subordinated notes due 2033	472	451

Total subordinated notes	626	953
FHLB advances:
5.07% advance due March 2025	—	1,000
4.79% advance due 2026	1,000	997
4.49% advance due 2027	1,003	992
4.49% advance due 2028	1,003	985

Total FHLB advances	3,006	3,974

Total subsidiaries	3,632	4,927

Total medium- and long-term debt	$5,422	$6,673

Fixed interest rates have been swapped to a variable rate and designated in a hedging relationship for all notes outstanding at both September 30, 2025 and December 31, 2024. Accordingly, carrying value has been adjusted to reflect the change in fair value of the debt as a result of changes in the benchmark rate. Subordinated notes with remaining maturities greater than one year qualify as Tier 2 capital.

Comerica Bank (the Bank), a wholly-owned subsidiary of Comerica Incorporated, is a member of the FHLB, which provides short- and long-term funding to its members through advances collateralized by real estate-related assets. Borrowing capacity is contingent on the amount of collateral available to be pledged to the FHLB. At September 30, 2025, total FHLB borrowings were $3.0 billion, with remaining capacity for future borrowing of $10.3 billion, secured by real estate-related loans totaling $22.0 billion and investment securities totaling $1.8 billion.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Unamortized debt issuance costs deducted from the carrying amount of medium- and long-term debt totaled $8 million and $10 million at September 30, 2025 and December 31, 2024, respectively.

NOTE 9 - SHAREHOLDERS’ EQUITY

Series A Preferred Stock

In May 2020, the Corporation issued and sold 4,000 shares of 5.625% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (Series A Preferred Stock), without par value, with a liquidation preference of $100,000 per share of Series A Preferred Stock, which were represented by depositary shares, each representing a 1/100th ownership interest in a share of Series A Preferred Stock. Holders of the depositary shares were entitled to all proportional rights and preferences of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights). The $400 million issuance yielded $394 million in proceeds, net of underwriting discounts and offering expenses.

On June 10, 2025, the Corporation delivered a notice of redemption notifying the holders of the Series A Preferred Stock and corresponding depositary shares that the Corporation would be redeeming all 4,000 outstanding shares of Series A Preferred Stock and the corresponding depositary shares at a redemption price of $1,000 per depositary share (equivalent to $100,000 per share of Series A Preferred Stock), effective July 1, 2025. Accordingly, $400 million was reclassified from shareholders’ equity to other liabilities in the Consolidated Balance Sheets as of the date of the notice of redemption. The last quarterly dividends on the Series A Preferred Stock were paid on July 1, 2025, to holders of record at the close of business on June 13, 2025.

Series B Preferred Stock

On August 11, 2025, the Corporation issued and sold 400,000 shares of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (Series B Preferred Stock), no par value, with a liquidation preference of $1,000 per share of Series B Preferred Stock, which were represented by depositary shares, each representing a 1/40th ownership interest in a share of Series B Preferred Stock. Holders of the depositary shares are entitled to all proportional rights and preferences of the Series B Preferred Stock (including dividend, voting, redemption and liquidation rights). The $400 million issuance yielded approximately $392 million in proceeds, net of underwriting discounts and offering expenses.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 10 - ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents a reconciliation of the changes in the components of accumulated other comprehensive loss and details the components of other comprehensive income for the nine months ended September 30, 2025 and 2024, including the amount of income tax expense allocated to each component of other comprehensive income.

	Nine Months Ended September 30,
(in millions)	2025	2024
Accumulated net unrealized losses on investment securities:
Balance at beginning of period, net of tax	$(2,197)	$(2,043)
Net unrealized holding gains arising during the period	687	419
Less: Provision for income taxes	166	94

Change in net unrealized losses on investment securities, net of tax	521	325

Balance at end of period, net of tax	$(1,676)	$(1,718)
Accumulated net losses on cash flow hedges:
Balance at beginning of period, net of tax	$(596)	$(605)
Net cash flow hedge gains (losses) arising during the period	249	(46)
Less: Provision (benefit) for income taxes	60	(112)

Change in net cash flow hedge losses arising during the period, net of tax	189	(35)
Less:
Net cash flow losses included in interest and fees on loans	(316)	(498)
Net accretion (amortization) of unrealized losses related to de-designated derivatives included in interest and fees on loans	70	(24)
Less: Benefit for income taxes	(60)	(123)

Reclassification adjustment for net cash flow hedge losses included in net income, net of tax	(186)	(399)

Change in net cash flow hedge losses, net of tax	375	364

Balance at end of period, net of tax (a)	$(221)	$(241)
Accumulated defined benefit pension and other postretirement plans adjustment:
Balance at beginning of period, net of tax	$(368)	$(400)
Amounts recognized in other noninterest expenses:
Amortization of actuarial net loss	20	20
Amortization of prior service credit	(15)	(16)

Total amounts recognized in other noninterest expenses	5	4
Less: Provision for income taxes	1	—

Adjustment for amounts recognized as components of net periodic benefit credit during the period, net of tax	4	4

Change in defined benefit pension and other postretirement plans adjustment, net of tax	4	4

Balance at end of period, net of tax	$(364)	$(396)

Total accumulated other comprehensive loss at end of period, net of tax	$(2,261)	$(2,355)

(a)

The Corporation expects to reclassify $111 million of losses, net of tax, from accumulated other comprehensive loss to earnings over the next twelve months if interest yield curves and notional amounts remain at September 30, 2025 levels.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 11 - NET INCOME PER COMMON SHARE

Basic and diluted net income per common share are presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2025	2024	2025		2024
Basic and diluted
Net income	$176	$184	$547		$528
Less:
Income allocated to participating securities	1	1	3		3
Preferred stock dividends and other	—	6	17	(a)	17

Net income attributable to common shares	$175	$177	$527		$508

Basic average common shares	128	133	130		133

Basic net income per common share	$1.36	$1.34	$4.05		$3.83

Basic average common shares	128	133	130		133
Dilutive common stock equivalents:
Net effect of the assumed exercise of stock awards	2	1	1		1

Diluted average common shares	130	134	131		134

Diluted net income per common share	$1.35	$1.33	$4.01		$3.80

(a)	Includes the impact of costs related to the preferred stock redemption. Refer to Note 9 for more information.

The following average shares related to outstanding options to purchase shares of common stock that were not included in the computation of diluted net income per common share because the options were anti-dilutive for the period.

	Three Months Ended September 30,		Nine Months Ended September 30,
(average outstanding options in thousands)	2025	2024	2025	2024
Average outstanding options	926	1,488	1,535	1,800
Range of exercise prices	$67.66 - $95.25	$56.79 - $95.25	$63.15 - $95.25	$53.96 - $95.25

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 12 - EMPLOYEE BENEFIT PLANS

Net periodic defined benefit cost (credit) is comprised of service cost and other components of net benefit cost (credit). Service cost is included in salaries and benefits expense and other components of net benefit cost (credit) are included in other noninterest expenses on the Consolidated Statements of Comprehensive Income. For further information on the Corporation’s employee benefit plans, refer to Note 17 to the consolidated financial statements in the Corporation’s 2024 Annual Report.

The components of net periodic benefit cost (credit) for the Corporation’s qualified pension plan, non-qualified pension plan and postretirement benefit plan are as follows.

Qualified Defined Benefit Pension Plan	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Service cost	$9	$8	$26	$25
Other components of net benefit credit:
Interest cost	21	20	64	62
Expected return on plan assets	(44)	(44)	(133)	(134)
Amortization of prior service credit	(4)	(4)	(11)	(11)
Amortization of net loss	6	6	17	17

Total other components of net benefit credit	(21)	(22)	(63)	(66)

Net periodic defined benefit credit	$(12)	$(14)	$(37)	$(41)

Non-Qualified Defined Benefit Pension Plan	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Service cost	$—	$1	$2	$2
Other components of net benefit cost:
Interest cost	3	2	7	6
Amortization of prior service credit	(2)	(2)	(4)	(5)
Amortization of net loss	1	1	3	3

Total other components of net benefit cost	2	1	6	4

Net periodic defined benefit cost	$2	$2	$8	$6

Postretirement Benefit Plan	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Other components of net benefit credit:
Interest cost	$—	$1	$—	$1
Expected return on plan assets	(1)	(1)	(2)	(2)

Net periodic defined benefit credit	$(1)	$—	$(2)	$(1)

NOTE 13- INCOME TAXES AND TAX-RELATED ITEMS

Unrecognized tax benefits were $8 million at both September 30, 2025 and December 31, 2024. The Corporation anticipates a decrease of $2 million in net unrecognized tax benefits within the next twelve months. Included in accrued expenses and other liabilities on the Consolidated Balance Sheets was a liability of $1 million for tax-related interest and penalties at both September 30, 2025 and December 31, 2024.

Net deferred tax assets were $692 million at September 30, 2025, compared to $1.0 billion at December 31, 2024. The decrease of approximately $342 million in net deferred tax assets resulted primarily from a decrease to deferred tax assets related to hedging gains and losses, net unrealized losses on investment securities available-for-sale, defined benefit plans and other temporary timing differences. Included in deferred tax assets at September 30, 2025 were $2 million and $10 million of state net operating loss (NOL) carryforwards and federal foreign tax carryforwards, respectively, compared to $2 million and $9 million of state NOL and federal foreign tax carryforwards, respectively, at December 31, 2024. State net operating loss carryforwards expire between 2025 and 2044, and federal foreign tax credit carryforwards expire between 2029 and 2035. The Corporation believes that it is more likely than not that the benefit from federal foreign tax credits and certain state NOL carryforwards will not be realized and, accordingly, increased its federal valuation allowance to $10 million and retained its state valuation allowance of $2 million at September 30, 2025. The determination regarding valuation allowance was based on evidence of loss carryback capacity, projected future reversals of existing taxable temporary differences to absorb the deferred tax assets and assumptions made regarding future events.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

In the ordinary course of business, the Corporation enters into certain transactions that have tax consequences. From time to time, the Internal Revenue Service (IRS) or other tax jurisdictions may review and/or challenge specific interpretive tax positions taken by the Corporation with respect to those transactions. The Corporation believes its tax returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The IRS or other tax jurisdictions, an administrative authority or a court, if presented with the transactions, could disagree with the Corporation’s interpretation of the tax law.

Based on current knowledge and probability assessment of various potential outcomes, the Corporation believes that current tax reserves are adequate, and the amount of any potential incremental liability arising is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Probabilities and outcomes are reviewed as events unfold, and adjustments to the reserves are made when necessary.

NOTE 14 - CONTINGENT LIABILITIES

Legal Proceedings and Regulatory Matters

The Corporation is subject to various pending or threatened legal proceedings arising out of the normal course of business or operations. Use of the term “Corporation” in this note should not be read to infer that Comerica, Incorporated or any of its subsidiaries that is not named in any legal or regulatory proceeding undertakes any responsibility or liability for any other affiliate that is actually named in any legal or regulatory proceeding. The Corporation believes it has meritorious defenses to the claims asserted against it in its currently outstanding legal proceedings and, with respect to such legal proceedings, intends to continue to defend itself vigorously, litigating or settling cases according to management’s judgment as to what is in the best interests of the Corporation and its shareholders. Settlement may result from the Corporation’s determination that it may be more prudent financially to settle, rather than litigate, and should not be regarded as an admission of liability.

Further, from time to time, the Corporation is also subject to examinations, inquiries and investigations by regulatory authorities in areas including, but not limited to, compliance, risk management and consumer protection, which could lead to administrative or legal proceedings or settlements. Remedies in resulting proceedings or settlements may include fines, penalties, restitution or alterations in the Corporation’s business practices and may result in increased operating expenses or decreased revenues.

On at least a quarterly basis, the Corporation assesses its potential liabilities and contingencies in connection with outstanding legal proceedings and regulatory matters utilizing the latest information available. On a case-by-case basis, accruals are established for those legal claims and regulatory matters for which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. The actual costs of resolving these claims and regulatory matters may be substantially higher or lower than the amounts accrued. Based on current knowledge, and after consultation with legal counsel, management believes current accruals are adequate, and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition, results of operations or cash flows.

For matters where a loss is not probable, the Corporation has not established an accrual. The Corporation believes the estimate of the aggregate range of reasonably possible losses, in excess of established accruals, for all legal proceedings and regulatory matters in which it is involved is from zero to approximately $26 million at September 30, 2025. This estimated aggregate range of reasonably possible losses is based upon currently available information for those legal proceedings and regulatory matters in which the Corporation is involved, taking into account the Corporation’s best estimate of such losses for those legal proceedings and regulatory matters for which such estimate can be made. For certain legal proceedings and regulatory matters, the Corporation does not believe that an estimate can currently be made. The Corporation’s estimate involves significant judgment, given the varying stages of the legal proceedings and regulatory matters (including the fact that many are currently in preliminary stages), the existence in certain legal proceedings of multiple defendants (including the Corporation) whose share of liability has yet to be determined, the numerous yet-unresolved issues in many of the legal proceedings and regulatory matters (including issues regarding class certification and the scope of many of the claims) and the attendant uncertainty of the various potential outcomes of such legal proceedings and regulatory matters. Accordingly, the Corporation’s estimate will change from time to time, and actual losses may be more or less than the current estimate.

In the event of unexpected future developments, it is possible the ultimate resolution of these matters, if unfavorable, may be material to the Corporation’s consolidated financial condition, results of operations or cash flows. For information regarding income tax contingencies, refer to Note 13.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 15 - STRATEGIC LINES OF BUSINESS

The Corporation has strategically aligned its operations into three major business segments: the Commercial Bank, the Retail Bank and Wealth Management. These business segments are differentiated based on the type of customer and the related products and services provided. In addition to the three major business segments, the Finance and Other categories include items not directly associated with the business segments. Business segment results are produced by the Corporation’s internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation. The performance of the business segments is not comparable with the Corporation’s consolidated results and is not necessarily comparable with similar information for any other financial institution. Additionally, because of the interrelationships of the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities. The management accounting system assigns balance sheet and income statement items to each business segment using certain methodologies, which are regularly reviewed and refined. From time to time, the Corporation may make reclassifications among the segments to more appropriately reflect management’s current view of the segments, and methodologies may be modified as the management accounting system is enhanced and changes occur in the organizational structure and/or product lines. For comparability purposes, amounts in all periods are based on business unit structure and methodologies in effect at September 30, 2025.

For the Commercial Bank, Retail Bank and Wealth Management segments, the Corporation’s chief operating decision maker, the Chief Executive Officer, uses both segment net interest income and segment net income (loss) to allocate resources predominantly in the annual budget and forecasting process, which includes allocations of employees, property, financial and/or capital resources. The chief operating decision maker considers budget-to-actual variances on a monthly basis for both profit measures when making decisions about allocating capital and personnel to each segment. Additionally, segment net interest income is used to evaluate product pricing and lending terms for customer loans, while segment net income (loss) helps evaluate the performance for each segment and compensation of certain employees.

The following discussion provides information about the activities of each business segment. A discussion of the financial results and the factors impacting performance can be found in “Business Segments” in the “Strategic Lines of Business” section of the financial review.

The Commercial Bank meets the needs of small and middle market businesses, multinational corporations and governmental entities by offering various products and services including commercial loans and lines of credit, deposits, cash management, payment solutions, card services, capital market products, international trade finance and letters of credit.

The Retail Bank includes a full range of personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. This business segment offers a variety of consumer products, including deposit accounts, installment loans, credit cards, home equity lines of credit and residential mortgage loans. In addition, this business segment offers products and services to small businesses who are serviced through a team of dedicated small business bankers and our branch network.

Wealth Management provides products and services to affluent, high-net worth and ultra-high-net-worth individuals and families, business owners and executives, and institutional clients, including comprehensive financial planning, trust and fiduciary services, investment management and advisory, brokerage, private banking and business transition planning services.

The Finance category includes the Corporation’s securities portfolio and asset and liability management activities. Finance is responsible for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk and foreign exchange risk.

The Other category includes tax benefits not assigned to specific business segments, charges of an unusual or infrequent nature that are not reflective of the normal operations of the business segments and miscellaneous other expenses of a corporate nature.

Refer to Note 22 to the consolidated financial statements in the Corporation’s 2024 Annual Report for further information on the methodologies which form the basis for these results.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

Business segment financial results were as follows:

(dollar amounts in millions) Three Months Ended September 30, 2025	Commercial Bank	Retail Bank	Wealth Management	Finance	Other	Total
Earnings summary:
Net interest income (expense)	$453	$240	$50	$(209)	$40	$574
Provision for credit losses	14	2	6	—	—	22
Noninterest income	143	28	69	20	4	264
Salaries and benefits expense	78	48	34	15	178	353
Outside processing fee expense	50	2	11	1	5	69
Occupancy expense	5	27	3	1	12	48
Allocated corporate expense	116	79	34	(18)	(211)	—
All other noninterest expenses (a)	26	16	16	—	60	119

Total noninterest expenses	275	172	98	—	44	589
Provision (benefit) for income taxes	72	23	4	(47)	(1)	51

Net income (loss)	$235	$71	$11	$(142)	$1	$176

Net charge-offs	$29	$1	$2	$—	$—	$32
Selected average balances:
Assets	$45,314	$3,058	$5,311	$16,955	$7,638	$78,276
Loans	43,141	2,421	5,184	—	9	50,755
Deposits	34,159	23,321	3,860	1,134	261	62,735

Three Months Ended September 30, 2024
Earnings summary: Net interest income (expense)	$464	$205	$46	$(220)	$39	$534
Provision for credit losses	6	4	3	—	1	14
Noninterest income	149	24	73	26	5	277
Salaries and benefits expense	75	49	33	14	164	335
Outside processing fee expense	49	2	10	2	6	69
Occupancy expense	6	26	3	1	10	46
Allocated corporate expense	102	78	30	(17)	(193)	—
All other noninterest expenses (a)	20	20	14	1	57	112

Total noninterest expenses	252	175	90	1	44	562
Provision (benefit) for income taxes	83	12	7	(48)	(3)	51

Net income (loss)	$272	$38	$19	$(147)	$2	$184

Net charge-offs	$10	$1	$—	$—	$—	$11
Selected average balances:
Assets	$45,669	$3,045	$5,296	$18,277	$7,944	$80,231
Loans	43,462	2,347	5,042	—	10	50,861
Deposits	32,261	24,224	3,844	3,300	267	63,896

(a)	All other noninterest expenses for each reportable business segment includes:
i.	Commercial Bank - Primarily FDIC insurance expense and software expense.
ii.	Retail Bank - Primarily equipment expense and FDIC insurance expense.
iii.	Wealth Management - Primarily operational losses and professional fees.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

(dollar amounts in millions) Nine Months Ended September 30, 2025	Commercial Bank	Retail Bank	Wealth Management	Finance	Other	Total
Earnings Summary:
Net interest income (expense)	$1,378	$739	$145	$(660)	$122	$1,724
Provision (benefit) for credit losses	93	(5)	(1)	—	(1)	86
Noninterest income	427	80	216	60	9	792
Salaries and benefits expense	235	148	103	48	545	1,079
Outside processing fee expense	144	6	31	4	15	200
Occupancy expense	17	77	9	2	35	140
Allocated corporate expense	354	232	97	(57)	(626)	—
All other noninterest expenses (a)	44	56	40	5	170	315

Total noninterest expenses	794	519	280	2	139	1,734
Provision (benefit) for income taxes	202	73	20	(146)	—	149

Net income (loss)	$716	$232	$62	$(456)	$(7)	$547

Net charge-offs	$80	$4	$2	$—	$—	$86
Selected average balances: Assets	$45,217	$3,058	$5,241	$17,165	$7,114	$77,795
Loans	43,047	2,404	5,091	—	5	50,547
Deposits	33,066	23,465	3,686	1,476	269	61,962

Nine Months Ended September 30, 2024
Earnings Summary:
Net interest income (expense)	$1,406	$609	$140	$(657)	$117	$1,615
Provision for credit losses	22	4	2	—	—	28
Noninterest income	442	85	216	49	12	804
Salaries and benefits expense	226	149	102	42	487	1,006
Outside processing fee expense	147	7	31	4	16	205
Occupancy expense	17	77	9	3	28	134
Allocated corporate expense	301	229	90	(52)	(568)	—
All other noninterest expenses (a)	86	71	43	8	167	375

Total noninterest expenses	777	533	275	5	130	1,720
Provision (benefit) for income taxes	225	34	18	(135)		143

Net income (loss)	$824	$123	$61	$(478)	$(2)	$528

Net charge-offs	$32	$3	$1	$—	$—	$36
Selected average balances:
Assets	$45,998	$3,033	$5,346	$18,593	$8,046	$81,016
Loans	43,693	2,322	5,073	—	12	51,100
Deposits	31,845	24,400	3,898	3,661	283	64,087

(a)	All other noninterest expenses for each reportable business segment includes:
i.	Commercial Bank - Primarily net benefit from settlements and dismissed litigation and FDIC insurance expense.
ii.	Retail Bank - Primarily equipment expense and FDIC insurance expense.
iii.	Wealth Management - Primarily operational losses and litigation-related expense.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 16 - REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue from contracts with customers comprises the noninterest income earned by the Corporation in exchange for services provided to customers. The following table presents the composition of revenue from contracts with customers, segregated from other sources of noninterest income, by business segment.

(in millions) Three Months Ended September 30, 2025	Commercial Bank	Retail Bank	Wealth Management	Finance & Other	Total
Revenue from contracts with customers:
Card fees	$47	$9	$1	$—	$57
Fiduciary income	1	—	50	—	51
Service charges on deposit accounts	32	14	1	—	47
Commercial loan servicing fees (a)	3	—	—	—	3
Capital markets income (b)	9	—	—	—	9
Brokerage fees	—	1	13	—	14
Other noninterest income (b)	1	4	1	—	6

Total revenue from contracts with customers	93	28	66	—	187
Other sources ofnoninterest income	50		3	24	77

Total noninterest income	$143	$28	$69	$24	$264

Three Months Ended September 30, 2024
Revenue from contracts with customers:
Card fees	$53	$10	$1	$—	$64
Fiduciary income	—	—	57	—	57
Service charges on deposit accounts	31	13	2	—	46
Commercial loan servicing fees (a)	3	—	—	—	3
Capital markets income (b)	6	—	—	—	6
Brokerage fees	1	—	12	—	13
Other noninterest income (b)	—	(1)	2	1	2

Total revenue from contracts with customers	94	22	74	1	191
Other sources of noninterest income	55	2	(1)	30	86

Total noninterest income	$149	$24	$73	$31	$277

Nine Months Ended September 30, 2025
Revenue from contracts with customers:
Card fees	$146	$27	$2	$—	$175
Fiduciary income	1	—	159	—	160
Service charges on deposit accounts	96	40	4	—	140
Commercial loan servicing fees (a)	7	—	—	—	7
Capital markets income (b)	18	—	—	—	18
Brokerage fees	—	1	41	—	42
Other noninterest income (b)	1	6	5	1	13

Total revenue from contracts with customers	269	74	211	1	555
Other sources of noninterest income	158	6	5	68	237

Total noninterest income	$427	$80	$216	$69	$792

Nine Months Ended September 30, 2024
Revenue from contracts with customers:
Card fees	$161	$30	$3	$—	$194
Fiduciary income	1	—	165	—	166
Service charges on deposit accounts	93	40	4	—	137
Commercial loan servicing fees (a)	7	—	—	—	7
Capital markets income (b)	18	—	—	—	18
Brokerage fees	1	—	36	—	37
Other noninterest income (b)	6	ll	4	1	22

Total revenue from contracts with customers	287	81	212	1	581
Other sources of noninterest income	155	4	4	60	223

Total noninterest income	$442	$85	$216	$61	$804

(a)	Included in commercial lending fees on the Consolidated Statements of Comprehensive Income.
(b)	Excludes derivative, warrant and other miscellaneous income.

Revenue from contracts with customers did not generate significant contract assets and liabilities for the periods presented.

Notes to Consolidated Financial Statements (unaudited)

Comerica Incorporated and Subsidiaries

NOTE 17 - SUBSEQUENT EVENTS

Merger with Fifth Third Bancorp (Fifth Third)

On October 6, 2025, the Corporation and Fifth Third jointly announced entering into a definitive merger agreement (the Merger Agreement) under which Fifth Third will acquire the Corporation in an all-stock transaction, with Fifth Third Financial Corporation as the surviving corporation. Fifth Third is a regional bank headquartered in Cincinnati, Ohio. Under the terms of the Merger Agreement, the Corporation’s stockholders will receive 1.8663 Fifth Third shares for each Corporation share. At close, Fifth Third shareholders will own approximately 73% and the Corporation’s shareholders will own approximately 27% of the combined company. The transaction is anticipated to close at the end of the first quarter of 2026 subject to shareholder approvals for both Fifth Third and the Corporation, customary regulatory approvals and closing conditions.